Exhibit 99.1

For Release: April 23, 2012

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces First Quarter 2012 Earnings – an Increase of 17% over First Quarter 2011

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.61 million, or diluted earnings per share of $0.58 for the three months ended March 31, 2012, compared to earnings of $3.10 million, or diluted earnings per share of $0.50 for the three months ended March 31, 2011, a 17% increase. The return on average assets was 0.89% for the quarter ended March 31, 2012, compared to 0.84% for the same period in 2011. The return on average equity was 13.15% for the quarter ended March 31, 2012, compared to 12.54% for the same period in 2011. We previously announced the declaration of a dividend of $0.28 per share, payable May 17, 2012, to shareholders of record as of May 3, 2012. This quarter represents our 62nd consecutive quarterly dividend payment and our 26th consecutive quarter at the current payout level.

“The first quarter continued our trend of increasing loans, deposits and net interest income. These results combined with a solid increase in non-interest income to produce a significant increase in earnings versus the first quarter of 2011,” commented Michael R. Tuttle, our President and Chief Executive Officer.

Total assets ended the quarter at $1.63 billion, an increase of $16.84 million over year end 2011. Total shareholders’ equity ended the quarter at $112.13 million. Our book value per share was $17.97 at March 31, 2012. Our Tier 1 leverage ratio was 7.94%, total risk-based capital ratio was 15.95% and tangible capital ratio was 6.88% at March 31, 2012.

We achieved a new record high in our loan portfolio for the second consecutive quarter. Ending loan balances at March 31, 2012 were $1.04 billion, an increase of $13.38 million from ending loan balances at December 31, 2011.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)	March 31, 2012	December 31, 2011
Commercial, financial and agricultural	$146,660	$146,990
Municipal loans	100,371	101,705
Real estate loans – residential	446,480	439,818
Real estate loans – commercial	330,873	313,915
Real estate loans – construction	11,884	18,993
Installment loans	4,411	5,806
All other loans	330	399
Total loans	$1,041,009	$1,027,626

Growth in our residential real estate loan portfolio continues to be driven by increased mortgage refinance volume due to the very low interest rate environment. Growth in our commercial real estate loan portfolio reflects the acquisition of new customers and the migration from construction loans to term financing.

We recorded a $250 thousand provision for credit losses during the first quarter of 2012, compared to no provision during the first quarter of 2011.

Our credit quality improved further during the quarter. Nonperforming assets totaled $2.67 million, at March 31, 2012, compared to $2.87 million at December 31, 2011. Additionally, loans past due 30-89 days were $57 thousand, or .01% of loans, at March 31, 2012, compared to $709 thousand, or .06% of loans at December 31, 2011. We booked recoveries totaling $29 thousand during the first quarter of 2012, and there were no charge-offs during the period.

“Credit costs continue to be very modest. All measures of asset quality including delinquency, non-performing loans and net charge-offs continued to improve and rank amongst the strongest in the industry,” commented Mr. Tuttle.

We continued to enjoy strong deposit growth during 2012 and also achieved a new record for deposits for the second consecutive quarter. Total deposits at March 31, 2012 increased $22.78 million to $1.20 billion compared to $1.18 billion at December 31, 2011. The composition of the deposit base continues to shift away from time deposits and into transaction accounts. Almost all of the growth during the quarter was in our money market categories.

Our liquidity position remained strong during the first quarter of 2012. Our investment portfolio totaled $508.17 million at March 31, 2012, a slight decrease from the December 31, 2011 ending balance of $512.31 million.

Our taxable equivalent net interest income was $12.97 million for the quarter ended March 31, 2012, an increase of $805 thousand over the same period in 2011, and an increase of $47 thousand over the fourth quarter of 2011. Our taxable equivalent net interest margin decreased 11 basis points to 3.34% for the first quarter of 2012, compared to 3.45% for the same period in 2011, and decreased 3 basis points when compared to the fourth quarter of 2011. Our continued growth in earning assets has allowed us to increase net interest income in spite of margin compression. Average earning assets for the first quarter of 2012 were $1.56 billion, an increase of $129.76 million over the first quarter of 2011, and an increase of $40.52 million over the fourth quarter of 2011.

The extended low interest rate environment continues to present a challenge and our assets continue to reprice down at a steady rate. We have, however, succeeded in moving liability costs down modestly, which has helped to offset some of the decrease in asset yields.

Total noninterest income increased to $2.36 million for the quarter ended March 31, 2012, compared to $2.09 million for the same period in 2011. Excluding net gains (losses) on security sales, noninterest income increased $182 thousand to $2.29 million for the first quarter of 2012 compared to $2.10 million for the first quarter of 2011. The increase for the first quarter of 2012 compared to the first quarter of 2011 is primarily a result of increases in net debit card income and Trust division income. Net debit card fees were $718 thousand, an increase of $64 thousand compared to the same period in 2011, and Trust division income was $657 thousand, an increase of $34 thousand over the first quarter of 2011. Other categories of noninterest income were generally flat for the first quarter of 2012 compared to the first quarter of 2011. Service charges on deposits decreased $126 thousand when comparing the first quarter of 2012 to the fourth quarter of 2011; this is primarily a result of reduced overdraft fee income for the first quarter of this year when compared to the fourth quarter of last year.

Total noninterest expense was $10.10 million for the quarter ended March 31, 2012, compared to $10.11 million for the first quarter of 2011. Compensation and benefits were slightly higher at $5.19 million for the quarter ended March 31, 2012, compared to $5.16 million for the same period in 2011. Normal salary increases and an increased incentive accrual were offset by credits related to loan origination fees. A change we made to our health insurance plan for 2012 resulted in a $49 thousand reduction in health and group insurance expense for the first quarter of 2012 compared to 2011. Compensation and benefits were $215 thousand higher when comparing the first quarter of 2012 to the fourth quarter of 2011. Benefit expenses are generally highest in the first quarter of the year because of the front loading of expenses related to taxes and other employee benefits. Occupancy and Equipment expenses were $1.88 million for the quarter ended March 31, 2012, compared to $1.83 million for the same period in 2011. Expense reductions related to our mild winter were offset by increased equipment expenses resulting from capital investments made during 2011. Marketing expenses for the first quarter of 2012 were $411 thousand compared to $339 thousand for the first quarter of 2011. Our entry into television media as part of our overall marketing mix is the primary driver of the added expense. FDIC insurance expense for the first quarter of 2012 was $215 thousand, compared to $352 thousand for the same period in 2011, a result of the new deposit insurance assessment rules that went into effect on April 1, 2011.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Chief Financial Officer and Geoffrey R. Hesslink, our Senior Lender and Executive Vice President, will host a conference call to discuss these earnings results at 10:00 a.m. Eastern Time on Wednesday, April 25, 2012. Interested parties may participate in the conference call by dialing U.S. number (800) 230-1059; the title of the call is Merchants Bancshares, Inc. Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, May 4, 2012. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 222041.

Merchants Bank was established in 1849 in Burlington, Vermont. Our continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. We deliver this commitment through a branch-based system that includes 33 community bank offices and 40 ATMs throughout Vermont; local community banking managers and personal bankers dedicated to high-quality customer service; online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. We offer a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company provides investment management, financial planning and trustee services. Please visit  www.mbvt.com for access to our information, programs, and services. Our stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $530 thousand and $409 thousand for the three months ended March 31, 2012 and March 31, 2011, respectively. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, general, national, regional or local economic conditions which are less favorable than anticipated, including continued global recession, impacting the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2010
Balance Sheets - Period End
Total assets	$ 1,628,711	$ 1,611,869	$ 1,491,186	$ 1,487,644
Loans	1,041,009	1,027,626	922,127	910,794
Allowance for loan losses ("ALL")	11,049	10,619	10,232	10,135
Net loans	1,029,960	1,017,007	911,895	900,659
Investments-taxable	508,170	512,309	477,030	466,756
Federal Home Loan Bank ("FHLB") stock	8,145	8,630	8,630	8,630
Cash and due from banks	27,003	10,392	10,891	11,753
Interest earning cash and other short-term investments	17,161	27,420	45,542	62,273
Other assets	38,272	36,111	37,198	37,573
Non-interest bearing deposits	195,347	197,522	135,765	141,412
Savings, interest bearing checking and money market accounts	658,141	632,110	595,814	584,582
Time deposits	347,173	348,248	367,083	366,202
Total deposits	1,200,661	1,177,880	1,098,662	1,092,196
Securities sold under agreement to repurchase and other short-term debt	265,009	262,527	211,758	227,657
Securities sold under agreement to repurchase, long-term	--	--	7,500	7,500
Other long-term debt	22,542	22,562	31,119	31,139
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,751	18,744	20,669	9,202
Shareholders' equity	112,129	109,537	100,859	99,331
Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,618,984	$ 1,564,335	$ 1,480,601	$ 1,488,753
Loans	1,034,277	1,014,105	916,384	905,048
Allowance for loan losses	10,736	10,584	10,259	10,676
Net loans	1,023,541	1,003,521	906,125	894,372
Investments-taxable	507,593	443,713	461,287	475,046
FHLB stock	8,507	8,630	8,630	8,630
Interest earning cash and other short-term investments	21,686	53,907	44,816	48,217
Other assets	57,657	54,564	59,743	62,488
Non-interest bearing deposits	195,425	190,864	139,670	143,175
Savings, interest bearing checking and money market accounts	640,937	622,208	585,157	571,742
Time deposits	347,791	349,832	365,865	365,873
Total deposits	1,184,153	1,162,904	1,090,692	1,080,790
Securities sold under agreement to repurchase and other short-term debt	271,712	240,733	220,209	205,529
Securities sold under agreement to repurchase, long-term	--	--	7,500	38,353
Other long-term debt	22,549	22,569	31,127	31,145
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	10,059	9,783	11,540	13,621
Shareholders' equity	109,892	107,727	98,914	98,696
Interest earning assets	1,560,875	1,520,355	1,431,117	1,436,942
Interest bearing liabilities	1,303,608	1,255,961	1,230,477	1,233,261
Ratios and Supplemental Information - Period End
Book value per share	$ 18.90	$ 18.54	$ 17.14	$ 16.95
Book value per share (1)	$ 17.97	$ 17.57	$ 16.28	$ 16.06
Tier I leverage ratio	7.94%	8.08%	8.06%	7.90%
Total risk-based capital ratio	15.95%	15.92%	16.05%	16.10%
Tangible capital ratio (2)	6.88%	6.80%	6.76%	6.68%
Period end common shares outstanding (1)	6,240,525	6,232,783	6,195,463	6,186,363
Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 2,315	$ 2,511	$ 3,736	$ 4,104
Nonperforming assets ("NPAs")	$ 2,665	$ 2,869	$ 3,907	$ 4,295
NPLs as a percent of total loans	0.22%	0.24%	0.41%	0.45%
NPAs as a percent of total assets	0.16%	0.18%	0.26%	0.29%
ALL as a percent of NPLs	477%	423%	274%	247%
ALL as a percent of total loans	1.06%	1.03%	1.11%	1.11%

(1)

This book value and period end common shares outstanding includes 309,175; 325,703; 310,250; and 327,100 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance. Because we have no intangible assets, our tangible equity is the same as our book equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended
	March 31, 2012	March 31, 2011	December 31, 2011
Operating Results
Interest income
Interest and fees on loans	$ 11,329	$ 10,999	$ 11,441
Interest and dividends on investments	3,090	3,052	2,949
Total interest and dividend income	14,419	14,051	14,390
Interest expense
Deposits	960	1,201	1,030
Short-term borrowings	576	592	523
Long-term debt	447	506	452
Total interest expense	1,983	2,299	2,005
Net interest income	12,436	11,752	12,385
Provision (credit) for credit losses	250	--	250
Net interest income after provision for credit losses	12,186	11,752	12,135
Noninterest income
Trust Company income	657	623	622
Service charges on deposits	977	962	1,103
Gain (loss) on investment securities, net	76	(10)	2
Other-than-temporary impairment losses on securities	--	--	(55)
Equity in losses of real estate limited partnerships, net	(410)	(457)	(442)
Other noninterest income	1,061	975	1,085
Total noninterest income	2,361	2,093	2,315
Noninterest expense
Compensation and benefits	5,188	5,159	4,973
Occupancy and equipment expenses	1,878	1,830	1,813
Legal and professional fees	611	603	713
Marketing expenses	411	339	474
State franchise taxes	328	313	314
FDIC insurance	215	352	196
Other real estate owned	33	16	65
Other noninterest expense	1,439	1,499	1,350
Total noninterest expense	10,103	10,111	9,898
Income before provision for income taxes	4,444	3,734	4,552
Provision for income taxes	831	633	843
Net income	$ 3,613	$ 3,101	$ 3,709

Ratios and Supplemental Information
Weighted average common shares outstanding	6,237,232	6,188,546	6,229,430
Weighted average diluted shares outstanding	6,252,418	6,200,173	6,243,632
Basic earnings per common share	$ 0.58	$ 0.50	$ 0.60
Diluted earnings per common share	$ 0.58	$ 0.50	$ 0.59
Return on average assets	0.89%	0.84%	0.95%
Return on average shareholders' equity	13.15%	12.54%	13.77%
Average yield on loans	4.61%	5.05%	4.68%
Average yield on investments	2.45%	2.61%	2.57%
Average yield of interest earning assets	3.85%	4.10%	3.89%
Average cost of interest bearing deposits	0.39%	0.51%	0.42%
Average cost of borrowed funds	1.31%	1.59%	1.36%
Average cost of interest bearing liabilities	0.61%	0.76%	0.63%
Net interest rate spread	3.24%	3.34%	3.26%
Net interest margin	3.34%	3.45%	3.37%
Net interest income on a fully taxable equivalent basis	$ 12,966	$ 12,161	$ 12,919
Net recoveries (charge-offs) to Average Loans	0.00%	0.00%	0.00%
Net recoveries (charge-offs)	$ 29	$ 2	$ 14
Efficiency ratio (1)	62.16%	66.51%	61.55%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of March 31, 2012, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.01 million.

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